EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Transmeridian Exploration Incorporated and the related prospectuses of our report dated March 14, 2005 with respect to the consolidated financial statements of Transmeridian Exploration Incorporated at December 31, 2004 and for each of the years ended December 31, 2004 and 2003, included in the Annual Report on Form 10-K, as amended, of Transmeridian Exploration Incorporated for the fiscal year ended December 31, 2005.

/s/ John A. Braden & Company, P.C.

Houston, Texas
December 8, 2006